                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. __)(1)

                           HORIZON HEALTH CORPORATION
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                                (Name of Issuer)

                     Common Stock, Par Value $.01 per share
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                         (Title of Class of Securities)

                                   44041Y104
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                                 (CUSIP Number)

                               December 31, 1999
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             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1 (b)
      |_| Rule 13d-1 (c)
      |x| Rule 13d-1 (d)

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      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 44041Y104               SCHEDULE 13G                 Page 2 of 5 Pages
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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      George E. Bello
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
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                  5     SOLE VOTING POWER

                        333,402 (See Note 1)
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              333,402 (See Note 1)
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER


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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      333,402 (See Note 1)
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*


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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5% (See Note 1)
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12    TYPE OF REPORTING PERSON*

      IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

Item 1(a)   Name of Issuer:

            Horizon Health Corporation

Item 1(b)   Address of Issuer's Principal Executive Offices:

            1500 Waters Ridge Drive, Lewisville, Texas 75057-6011

Item 2(a)   Name of Person Filing:

            George E. Bello

Item 2(b)   Address of Principal Business Office or, if none, Residence:

            Park Avenue Plaza, 29th Floor, 55 East 52nd Street,
            New York, NY 10055

Item 2(c)   Citizenship:

            United States of America

Item 2(d)   Title of Class of Securities:

            Common Stock, Par Value $.01

Item 2(e)   CUSIP Number:

            44041Y104

Item 3      Not Applicable

Item 4.     Ownership.

            (a)   Amount Beneficially Owned As of December 3l, l999

                  333,402 (See Note 1)

            (b)   Percent of Class:

                  5%
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            (c)   Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote

                       333,402 (See Note 1)

                 (ii)  shared power to vote or to direct the vote

                       -0-

                 (iii) sole power to dispose or to direct the disposition of

                       333,402 (See Note 1)

                 (iv)  shared power to dispose or to direct the disposition of

                       -0-

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certification.

            Not Applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

            February 11, 2000 as of December 31, 1999
            --------------------------------------------------------------------
            Date


            By: /s/ George E. Bello
                ---------------------------
                George E. Bello

Note 1. Includes 14,902 shares of Common Stock issuable upon the exercise of immediately exercisable stock options and stock options exercisable within 60 days of December 31, 1999.